Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K of Unitil Corporation dated November 26, 2008 of our report dated May 27, 2008, September 2, 2008 related to the financial statements of Granite State Gas Transmission, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussion in Note 11 and the adoption of SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and contained in Amendment No. 1 to Registration Statement No. 333-152823 of Unitil Corporation on Form S-3.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

December 3, 2008